EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Fourth Quarter and Full-Year 2025 Results
KANSAS CITY, Mo. March 10, 2026 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for the fourth quarter and full year ended December 31, 2025. All comparisons are to the comparable period in the prior year unless otherwise noted.

CTOS Fourth-Quarter and Full-Year Highlights

•Record fourth quarter revenue of $528.2 million, an increase of $7.4 million or 1.4%, compared to the fourth quarter of 2024
•Record full-year revenue of $1,944.0 million, an increase of 7.9%, compared to 2024
•Quarterly net income of $20.9 million, compared to net income of $27.6 million for the fourth quarter of 2024
•Full-year net loss of $31.1 million compared to a net loss of $28.7 million in 2024
•Quarterly Adjusted EBITDA of $120.7 million, an increase of $18.7 million or 18.4%, compared to the fourth quarter of 2024
•Full-year Adjusted EBITDA of $383.6 million, an increase of $43.9 million, or 12.9%, compared to 2024 full-year Adjusted EBITDA of $339.7 million
•Quarterly average OEC on rent increased by $165.9 million, or 13.7%, compared to the fourth quarter of 2024
•Full-year average OEC on rent increased by $154.8 million, or 14.1%, compared to 2024
•Fleet utilization of 83.6% (highest in nearly three years)
•Sales order backlog ended the year at $335.3 million, up $55.5 million sequentially

“In the fourth quarter, we achieved record quarterly revenue, as well as sequential and year-over-year improvement in both revenue and Adjusted EBITDA, delivering 18% Adjusted EBITDA growth in the quarter and 13% for the full year. The significant improvements in our core T&D markets that we experienced in the third quarter continued into the fourth quarter, positioning our ERS segment to finish the year with 20% revenue growth in the fourth quarter and 17% for the full year. For the quarter, our rental fleet achieved average utilization of almost 84%, the highest levels in nearly three years. We ended the year with total OEC of $1.64 billion, the highest in our history, which should support our expected growth within ERS in 2026,” said Ryan McMonagle, Chief Executive Officer of CTOS. “TES finished the year with strong performance, achieving record annual revenue of just under $1.1 billion, up 4% for the full year. Anticipated seasonal trends, as well as sustained demand for vocational vehicles across our end markets continued to drive record performance within the TES segment. We made progress reducing our inventory in the fourth quarter, with inventory declining more than $100 million, which sets us up well for 2026, as we remain focused on working capital management, free cash flow generation and continued deleveraging. We are optimistic about 2026, as CTOS is well-positioned to benefit from secular tailwinds driven by data center investments, electrification, infrastructure investment and utility grid upgrades, leading to another year of expected growth across our segments,” McMonagle added.

Summary Financial Results

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$141,981	$125,461	$506,198	$442,953	$127,142
Equipment sales	353,925	359,325	1,304,483	1,223,036	320,583
Parts sales and services	32,278	35,954	133,276	136,291	34,333
Total revenue	528,184	520,740	1,943,957	1,802,280	482,058
Gross profit	$123,061	$118,465	$411,892	$390,270	$100,753
Adjusted Gross Profit[1]	$179,823	$167,633	$627,527	$573,723	$155,528
Net income	$20,875	$27,574	$(31,052)	$(28,655)	$(5,756)
Adjusted EBITDA[1]	$120,741	$102,020	$383,558	$339,657	$95,963
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included later in this press release.

Summary Financial Results by Segment
Through the twelve months ended December 31, 2025, our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations.
Equipment Rental Solutions

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$137,152	$120,863	$491,790	$430,167	$123,945
Equipment sales	69,968	51,612	209,255	167,638	45,160
Total revenue	207,120	172,475	701,045	597,805	169,105
Cost of rental revenue	30,216	28,294	121,357	116,790	30,425
Cost of equipment sales	52,104	39,364	157,846	123,229	34,339
Depreciation of rental equipment	56,030	48,266	212,725	179,508	54,068
Total cost of revenue	138,350	115,924	491,928	419,527	118,832
Gross profit	$68,770	$56,551	$209,117	$178,278	$50,273
Adjusted Gross Profit[1]	$124,800	$104,817	$421,842	$357,786	$104,341
1 - ERS Adjusted Gross Profit is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Truck and Equipment Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Equipment sales	$283,957	$307,713	$1,095,228	$1,055,398	$275,423
Cost of equipment sales	239,668	256,738	927,452	876,978	234,038
Gross profit	$44,289	$50,975	$167,776	$178,420	$41,385

Aftermarket Parts and Services

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$4,829	$4,598	$14,408	$12,786	$3,197
Parts and services revenue	32,278	35,954	133,276	136,291	34,333
Total revenue	37,107	40,552	147,684	149,077	37,530
Cost of revenue	26,373	28,711	109,775	111,560	27,728
Depreciation of rental equipment	732	902	2,910	3,945	707
Total cost of revenue	27,105	29,613	112,685	115,505	28,435
Gross profit	$10,002	$10,939	$34,999	$33,572	$9,095

Summary Combined Operating Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Ending OEC(a) (as of period end)	$1,637,115	$1,515,461	$1,637,115	$1,515,461	$1,621,725
Average OEC on rent(b)	$1,377,027	$1,211,082	$1,256,266	$1,101,417	$1,262,477
Fleet utilization(c)	83.6%	78.9%	79.4%	74.3%	79.3%
OEC on rent yield(d)	38.7%	38.6%	38.3%	39.0%	38.2%
Sales order backlog(e) (as of period end)	$335,265	$368,779	$335,265	$368,779	$279,785
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary

The 13.5% increase in ERS segment rental revenue in the fourth quarter of 2025 compared to the fourth quarter of 2024 was the result of improved average fleet utilization (which increased to 83.6% compared to 78.9%) driven by increased rental volume, with average OEC on rent increasing by 13.7% year-over-year. The 35.6% increase in rental equipment sales in the fourth quarter of 2025 compared to the fourth quarter of 2024 was the result of higher year-end buyout activity of rental contracts with purchase options. ERS gross profit and adjusted gross profit increased 21.6% and 19.1%, respectively, in the fourth quarter of 2025 compared to the fourth quarter of 2024.

Revenue in our TES segment decreased 7.7% in the fourth quarter of 2025 compared to the fourth quarter of 2024, driven by higher mid-year customer capital expenditure spending that pulled equipment purchases forward in anticipation of potential tariffs, price increases, and an atypical year-end buying pattern with certain customers deferring deliveries into 2026, reducing year-end demand in certain areas of the business. Gross profit decreased by 13.1% in the fourth quarter of 2025, compared to the fourth quarter of 2024, due to continued pricing pressures on truck sales. However, strong order intake led to a $30 million increase in TES backlog at the end of the fourth quarter compared to the end of the third quarter of 2025 and remains in our expected range of four to six months.
APS segment revenue in the fourth quarter of 2025 decreased by $3.4 million or 8.5% primarily due to softer demand across parts, tools and accessories, and lower service activity in the quarter. Gross profit margin was flat at 27.0% in the fourth quarter of 2025 compared to the fourth quarter of 2024.
The decrease in net income in the fourth quarter of 2025 compared to the fourth quarter of 2024 was primarily the result of the $23.5 million gain on a sale leaseback transaction that occurred in the fourth quarter of 2024, partially offset by an increase in gross profit, lower selling, general and administrative expenses and interest expense and a larger tax benefit.
Adjusted EBITDA for the fourth quarter of 2025 was $120.7 million, an 18.4% increase compared to the fourth quarter of 2024, which was largely driven by increased operating income, excluding the gain on sale leaseback transaction in 2024, and lower floor plan interest expense resulting from lower inventory levels.
As of December 31, 2025, cash and cash equivalents was $6.3 million; Total Debt outstanding was $1,660.8 million; Net debt was $1,654.5 million and Net Leverage Ratio was 4.3 times. Availability under the senior secured credit facility was $248.1 million as of December 31, 2025, and based on our borrowing base, we have an additional $200.8 million of availability that we can potentially utilize by upsizing our existing facility.
New Segment Presentation
Beginning with the three months ending March 31, 2026, CTOS will report our results under two reportable segments: (1) Specialty Equipment Rentals (“SER”) and (2) Specialty Truck Equipment and Manufacturing (“STEM”). Upon implementation, the new SER segment will consist of our historical ERS segment and a portion of our historical APS segment, and the new STEM segment will consist of our historical TES segment and a portion of our historical APS segment. We will also begin reflecting intercompany activity between the two segments, which will ultimately be eliminated in consolidation. This new segment reporting reflects how CTOS’s business is managed and how resources are allocated in 2026, and management believes this new presentation better reflects the positioning of CTOS’s strategies and operations portfolio. Management expects to provide more information as well as to recast guidance based on the new two segments in early April. We believe our new segment realignment will better reflect key economic drivers, capital intensity, and margin profiles of the respective new segments, as well as align our external reporting with how management allocates capital and evaluates performance.
2026 Outlook

We are providing our full year revenue and Adjusted EBITDA1, 4 guidance for 2026 at this time:
Consolidated CTOS:
•Revenue is expected to increase 3% to 9% year-over-year, with Adjusted EBITDA1, 4 expected to increase 7% to 13%
•Net rental fleet investment (purchases less proceeds) is expected to be approximately $150 million to $170 million, with mid-single digit net OEC growth, reflecting a meaningful reduction from over $250 million in 2025
•Inventory months on hand is expected to continue trending toward the targeted level of below six months, supporting working capital improvement
•Levered free cash flow2, 4 is expected to exceed $50 million and net leverage ratio is expected to be meaningfully below four times by the end of fiscal 2026; the longer-term target remains achieving a net leverage ratio3, 4 below three times in 2027
Equipment Rental Solutions (ERS):
•OEC on rent and utilization reached historically high levels in the second half of fiscal 2025, and the Company expects these trends to continue in 2026
•Demand for equipment serving the transmission and distribution utility market remains at record levels, and further penetration of the vocational rental market is expected to provide incremental growth
•Average fleet age ended 2025 at just over 2.9 years, which positions the Company to reduce rental fleet investment while continuing to pursue growth
Truck and Equipment Sales (TES):
•Demand across end markets and relationships with key customers, chassis suppliers, and attachment suppliers are expected to support performance in 2026
•Sales order backlog increased by over $55 million (nearly 20%) in the fourth quarter and remains within the targeted range of four to six months LTM TES new sales
“Looking ahead, our focus in 2026 is on disciplined execution – translating strong end-market demand into profitable growth, free cash flow generation, and further balance sheet improvement. With a younger, highly utilized fleet and improving working capital dynamics, we believe CTOS is positioned to drive higher returns on invested capital while maintaining financial flexibility as we invest selectively to support our customers’ long-term needs, and to translate that into meaningful free cash flow generation,” said Ryan McMonagle, Chief Executive Officer of CTOS.

2026 Consolidated Outlook
Revenue	$2,005 million	—	$2,120 million
Adjusted EBITDA[1,4]	$410 million	—	$435 million

2026 Revenue Outlook by Segment
ERS	$725 million	—	$760 million
TES	$1,125 million	—	$1,200 million
APS	$155 million	—	$160 million

1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled, “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for the year ending December 31, 2026 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 9:00 a.m. Eastern Time on March 10, 2026, to discuss its fourth quarter and full-year 2025 financial results. An audio-only webcast will be publicly available at investors.customtruck.com on the “Events & Presentations” page. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 6027422. A replay of the call will be available until 11:59 p.m. Eastern Time, Tuesday, March 17, 2026, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 6027422 followed by the # key.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,400 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.customtruck.com) in addition to press releases, SEC filings and public conference calls. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “could,” “would,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s except per share data)	2025	2024	2025	2024
Revenue
Rental revenue	$141,981	$125,461	$506,198	$442,953	$127,142
Equipment sales	353,925	359,325	1,304,483	1,223,036	320,583
Parts sales and services	32,278	35,954	133,276	136,291	34,333
Total revenue	528,184	520,740	1,943,957	1,802,280	482,058
Cost of Revenue
Cost of rental revenue	30,228	28,292	121,400	116,851	30,434
Depreciation of rental equipment	56,762	49,168	215,635	183,453	54,775
Cost of equipment sales	291,772	296,102	1,085,298	1,000,207	268,377
Cost of parts sales and services	26,361	28,713	109,732	111,499	27,719
Total cost of revenue	405,123	402,275	1,532,065	1,412,010	381,305
Gross Profit	123,061	118,465	411,892	390,270	100,753
Operating Expenses (Income)
Selling, general and administrative expenses	56,603	61,222	230,082	229,544	54,863
Amortization	6,682	6,687	26,956	26,653	6,683
Non-rental depreciation	3,368	3,540	13,272	13,292	3,332
Transaction expenses and other	4,430	3,231	16,639	17,915	3,246
Gain on sale leaseback transaction	—	(23,497)	—	(23,497)	—
Total operating expenses	71,083	51,183	286,949	263,907	68,124
Operating Income	51,978	67,282	124,943	126,363	32,629
Other Expense (Income)
Interest expense, net	38,255	42,914	157,619	167,105	40,247
Financing and other income	(1,285)	(2,156)	(4,546)	(11,555)	(874)
Total other expense	36,970	40,758	153,073	155,550	39,373
Income (Loss) Before Income Taxes	15,008	26,524	(28,130)	(29,187)	(6,744)
Income Tax Expense (Benefit)	(5,867)	(1,050)	2,922	(532)	(988)
Net Income (Loss)	$20,875	$27,574	$(31,052)	$(28,655)	$(5,756)

Net Income (Loss) Per Share:
Basic	$0.09	$0.12	$(0.14)	$(0.12)	$(0.03)
Diluted	$0.09	$0.12	$(0.14)	$(0.12)	$(0.03)

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED BALANCE SHEETS

(in $000s)	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$6,273	$3,805
Accounts receivable, net	195,541	215,873
Financing receivables, net	8,853	8,913
Inventory	930,939	1,049,304
Prepaid expenses and other	17,009	23,557
Total current assets	1,158,615	1,301,452
Property and equipment, net	142,526	130,923
Rental equipment, net	1,086,678	1,001,651
Goodwill	705,167	704,806
Intangible assets, net	225,725	252,393
Operating lease assets	110,921	94,696
Other assets	11,822	16,046
Total Assets	$3,441,454	$3,501,967
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$88,366	$88,487
Accrued expenses	69,228	69,349
Deferred revenue and customer deposits	23,500	26,250
Floor plan payables - trade	291,215	330,498
Floor plan payables - non-trade	366,208	470,830
Operating lease liabilities - current	8,955	7,445
Current maturities of long-term debt	25,858	7,842
Total current liabilities	873,330	1,000,701
Long-term debt, net	1,619,352	1,519,882
Operating lease liabilities - noncurrent	105,909	88,674
Deferred income taxes	33,760	31,401
Total long-term liabilities	1,759,021	1,639,957
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(122,602)	(88,229)
Additional paid-in capital	1,559,874	1,550,785
Accumulated other comprehensive loss	(10,614)	(14,744)
Accumulated deficit	(617,580)	(586,528)
Total stockholders' equity	809,103	861,309
Total Liabilities and Stockholders' Equity	$3,441,454	$3,501,967

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(in $000s)	2025	2024
Operating Activities
Net income (Loss)	$(31,052)	$(28,655)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	263,880	235,839
Amortization of debt issuance costs	4,376	5,693
Provision for losses on accounts receivable	9,440	10,777
Share-based compensation	8,471	11,859
Gain on sales and disposals of rental equipment	(49,971)	(46,000)
Change in fair value of warrants	—	(527)
Gain on sale leaseback transaction	—	(23,497)
Deferred tax expense	2,082	(1,662)
Changes in assets and liabilities:
Accounts and financing receivables	15,637	(21,753)
Inventories	121,119	(64,858)
Prepaids, operating leases and other	9,001	1,690
Accounts payable	(660)	(27,479)
Accrued expenses and other liabilities	(137)	(4,287)
Floor plan payables - trade, net	(39,283)	77,301
Customer deposits and deferred revenue	(2,791)	(2,456)
Net cash flow from operating activities	310,112	121,985
Investing Activities
Acquisition of businesses, net of cash acquired	—	(6,015)
Purchases of rental equipment	(456,984)	(398,317)
Proceeds from sales and disposals of rental equipment	206,081	204,593
Proceeds from sale leaseback transaction, net of expenses	—	52,531
Purchase of non-rental property and cloud computing arrangements	(31,560)	(40,277)
Net cash flow for investing activities	(282,463)	(187,485)
Financing Activities
Borrowings under revolving credit facilities	345,995	255,706
Repayments under revolving credit facilities	(230,920)	(225,206)
Proceeds from debt, net issuance costs	6,511	7,500
Repayments of notes payable	—	(3,186)
Principal payments on long-term debt	(8,476)	(8,184)
Acquisition of inventory through floor plan payables - non-trade	482,336	605,728
Repayment of floor plan payables - non-trade	(586,958)	(544,011)
Repurchase of common stock	(32,575)	(28,984)
Share-based payments	(1,181)	(1,080)
Net cash flow (for) from financing activities	(25,268)	58,283
Effect of exchange rate changes on cash and cash equivalents	87	713
Net Change in Cash and Cash Equivalents	2,468	(6,504)
Cash and Cash Equivalents at Beginning of Period	3,805	10,309
Cash and Cash Equivalents at End of Period	$6,273	$3,805

	Twelve Months Ended December 31,
(in $000s)	2025	2024
Supplemental Cash Flow Information
Interest paid	$155,429	$152,338
Income taxes paid by jurisdiction, net of refunds
Texas	500	—
Arkansas	58	—
Other U.S. state and local	155	—
Total income taxes paid, net of refunds	$713	$—

Income taxes paid (prior to ASU 2023-09)	$—	$4,140
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	1,008	564
Rental equipment sales in accounts receivable	2,452	4,325

CUSTOM TRUCK ONE SOURCE, INC.

NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.

Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.

Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.

Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Net income (loss)	$20,875	$27,574	$(31,052)	$(28,655)	$(5,756)
Interest expense	26,364	26,721	104,882	105,895	26,462
Income tax expense (benefit)	(5,867)	(1,050)	2,922	(532)	(988)
Depreciation and amortization	69,013	62,554	264,998	235,807	67,048
EBITDA	110,385	115,799	341,750	312,515	86,766
Adjustments:
Non-cash purchase accounting impact (1)	3,967	4,547	15,469	16,833	3,406
Transaction and other costs (2)	4,430	3,231	16,639	17,915	3,246
Sales-type lease adjustment (3)	(253)	(1,171)	1,229	4,559	465
Gain on sale leaseback transaction (4)	—	(23,497)	—	(23,497)	—
Share-based payments (5)	2,212	3,111	8,471	11,859	2,080
Change in fair value of warrants (6)	—	—	—	(527)	—
Adjusted EBITDA	$120,741	$102,020	$383,558	$339,657	$95,963
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/preopenings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Equipment sales	$(2,461)	$(1,576)	$(5,989)	$(9,849)	$(383)
Cost of equipment sales	1,883	1,263	4,789	9,425	118
Gross profit	(578)	(313)	(1,200)	(424)	(265)
Interest income	(1,374)	(2,494)	(4,580)	(11,285)	(872)
Rental invoiced	1,699	1,636	7,009	16,268	1,602
Sales-type lease adjustment	$(253)	$(1,171)	$1,229	$4,559	$465
(4) During Q4 2024, the Company closed on a sale leaseback transaction with an unrelated third party. The Company sold 8 properties with a combined net book value of $29.0 million for gross proceeds of $53.8 million, which was reduced by transaction costs and other fees of $1.3 million, for net cash proceeds of approximately $52.5 million. Additionally, $3.2 million from the proceeds were used to repay a note payable. The Company recognized a gain of $23.5 million on this transaction.
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for the change in fair value of the liability for warrants. On July 31, 2024, all of the Company’s stock purchase warrants expired and unexercised.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Revenue
Rental revenue	$141,981	$125,461	$506,198	$442,953	$127,142
Equipment sales	353,925	359,325	1,304,483	1,223,036	320,583
Parts sales and services	32,278	35,954	133,276	136,291	34,333
Total revenue	528,184	520,740	1,943,957	1,802,280	482,058
Cost of Revenue
Cost of rental revenue	30,228	28,292	121,400	116,851	30,434
Depreciation of rental equipment	56,762	49,168	215,635	183,453	54,775
Cost of equipment sales	291,772	296,102	1,085,298	1,000,207	268,377
Cost of parts sales and services	26,361	28,713	109,732	111,499	27,719
Total cost of revenue	405,123	402,275	1,532,065	1,412,010	381,305
Gross Profit	123,061	118,465	411,892	390,270	100,753
Plus: depreciation of rental equipment	56,762	49,168	215,635	183,453	54,775
Adjusted gross profit	$179,823	$167,633	$627,527	$573,723	$155,528

Reconciliation of ERS Segment Adjusted Gross Profit and Adjusted Gross Profit from Rentals
(unaudited)
The following table presents the reconciliation of ERS segment adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Revenue
Rental revenue	$137,152	$120,863	$491,790	$430,167	$123,945
Equipment sales	69,968	51,612	209,255	167,638	45,160
Total revenue	207,120	172,475	701,045	597,805	169,105
Cost of Revenue
Cost of rental revenue	30,216	28,294	121,357	116,790	30,425
Cost of equipment sales	52,104	39,364	157,846	123,229	34,339
Depreciation of rental equipment	56,030	48,266	212,725	179,508	54,068
Total cost of revenue	138,350	115,924	491,928	419,527	118,832
Gross profit	68,770	56,551	209,117	178,278	50,273
Plus: depreciation of rental equipment	56,030	48,266	212,725	179,508	54,068
Adjusted gross profit	$124,800	$104,817	$421,842	$357,786	$104,341

The following table presents the reconciliation of ERS adjusted gross profit from rentals:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2025
(in $000s)	2025	2024	2025	2024
Rental revenue	$137,152	$120,863	$491,790	$430,167	$123,945
Cost of rental revenue	30,216	28,294	121,357	116,790	30,425
Adjusted gross profit from rentals	$106,936	$92,569	$370,433	$313,377	$93,520

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of net debt:

(in $000s)	December 31, 2025	December 31, 2024
Current Maturities of Long-Term Debt	$25,858	$7,842
Long-Term Debt, Net	1,619,352	1,519,882
Deferred financing fees	15,549	19,926
Less: cash and cash equivalents	(6,273)	(3,805)
Net debt	$1,654,486	$1,543,845

Calculation of Net Leverage Ratio
(unaudited)
The following table presents the calculation of the net leverage ratio:

(in $000s)	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
Net debt	$1,654,486	$1,543,845
Divided by: Adjusted EBITDA	383,558	339,657
Net leverage ratio	4.31	4.55